Exhibit 10.1

EXPLANATORY NOTE TO THIS EXHIBIT

The representations and warranties included in this Fourth Amendment to Credit Agreement and First Amendment to Security Agreement (the “Amendment”) were made by the Company to the parties to this Amendment. These representations and warranties were made as of specific dates, only for purposes of this Amendment and for the benefit of the contractual parties thereto. These representations and warranties were subject to important exceptions and limitations agreed upon by the parties made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and were made subject to a contractual standard of materiality that may be different from the standard generally applicable under federal securities laws. This Amendment is filed with this report only to provide investors with information regarding the Amendment’s terms and conditions, and not to provide any other factual information regarding the Company or its business. Moreover, information concerning the subject matter of the representations and warranties may have changed, and may continue to change, after the date of this Amendment, and such subsequent information may or may not be fully reflected in the Company’s public reports. Accordingly, investors should not rely on the representations and warranties contained in this Amendment or any description thereof as characterizations of the actual state of facts or condition of the Company, its subsidiaries or affiliates. The information in this Amendment should be considered together with the Company’s public reports filed with the Securities and Exchange Commission.

EXECUTION VERSION

FOURTH AMENDMENT TO CREDIT AGREEMENT AND

FIRST AMENDMENT TO SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of this 22nd day of February, 2011, by and between CBEYOND COMMUNICATIONS, LLC, a Delaware limited liability company, as borrower (the “Borrower”), each of the other Loan Parties signatory hereto and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent and Lender (the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, Agent and Lender are parties to that certain Credit Agreement, dated as of February 8, 2006 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), pursuant to which the Lender extended certain financial accommodations to the Borrower;

WHEREAS, the Borrower and the other grantors thereto executed that certain Security Agreement, dated as of February 8, 2006 (as amended, restated, supplemented or modified from time to time, the “Security Agreement”) in favor of the Agent for its own benefit and the benefit of the Lenders;

WHEREAS, the Borrower, Agent, Lender and the other Loan Parties signatory thereto are parties to that certain Consent to Credit Agreement dated as of October 29, 2010 (the “Aretta Consent”), whereby Agent and Lender consented to the purchase by the Borrower of all Equity Interests of Aretta Communications, Inc., a Delaware corporation (“Aretta”), pursuant to that certain Stock Purchase Agreement, dated on or about October 29, 2010, by and among the Borrower, Cbeyond, Inc., a Delaware corporation (f/k/a Cbeyond Communications, Inc.) (“Cbeyond”), Aretta and Michael A. Rand and Marc J. Fribush, each in their individual capacity and the owners of all the Equity Interests of Aretta (the “Aretta Stock Purchase”);

WHEREAS, the Borrower, Agent, Lender and the other Loan Parties signatory thereto are parties to that certain Consent to Credit Agreement dated as of November 2, 2010 (the “Maximum Consent”), whereby Agent and Lender consented to the purchase by the Borrower of certain assets of MaximumASP, LLC, MaximumCOLO, LLC and Maximum Holdings, LLC, each a Kentucky limited liability company, pursuant to that certain Asset Purchase Agreement, dated as of November 3, 2010, by and among the Borrower, Cbeyond, Maximum and Wade Lewis and Silas Boyle, each in their individual capacity (the “Maximum Asset Purchase”);

WHEREAS, the Borrower has requested that the Agent and Lender, and the Agent and Lender have agreed to, subject to the terms hereof, amend certain provisions of the Credit Agreement, as more fully set forth herein, including an increase in the aggregate commitments and extension of the Maturity Date; and

NOW, THEREFORE, in consideration of the premises, the terms and conditions contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.        Definitions.    All capitalized terms used herein and not expressly defined herein shall have the same respective meanings given to such terms in the Credit Agreement.

2.        Amendments to the Credit Agreement and Security Agreement

2.1        Section 1.01 of the Credit Agreement, “Defined Terms,” is hereby amended by adding each of the following defined terms in alphabetical order:

“Autoborrow Service Agreement” means that certain Autoborrow Service Agreement dated as of the date hereof by and between the Borrower and Bank of America, as amended, modified, restated or supplemented from time to time, which evidences the Cash Management Line of Credit.

“BBA LIBOR Daily Floating Rate” means a fluctuating rate of interest which can change on each Business Day. The rate will be adjusted on each Business Day to equal the British Bankers Association LIBOR Rate (“BBA LIBOR”) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. Agent will use the BBA LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Agent from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by Agent. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

“Cash Management Line of Credit” means a secured line of credit, by and between the Borrower and Bank of America having availability of not more than the lesser of (a) Available Commitment and (b) $5,000,000.00 and to be used by the Borrower for cash management purposes, the obligations under which are evidenced by the Autoborrow Service Agreement.

“Fourth Amendment Effective Date” means February 22, 2011.

2.2        Section 1.01 of the Credit Agreement, “Defined Terms,” is hereby amended by deleting each of the defined terms of “Adjusted EBITDA”, “Aggregate Commitments”, “Applicable Rate”, “Base Rate”, “Commitment”, “Interest Payment Date”, “Loan”, “Loan Documents”, “Maturity Date”, “Outstanding Amount” and “Request for Credit Extension” and replacing each, respectively, with the following:

“Adjusted EBITDA” means Net Income, less income or plus losses from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, plus non-cash stock-based compensation expenses and plus, to the extent deducted from Net Income in determining Adjusted EBITDA: (i) to the extent not in excess of $5,000,000 in the aggregate within any 12 month period, acquisition-related transaction costs and expenses, (ii) gains or losses on asset dispositions and (iii) other non-operating income or expenses.

“Aggregate Commitments” means the Commitments of all Lenders in an aggregate principal amount of up to Seventy-Five Million Dollars ($75,000,000).

“Applicable Rate” means, at any date, (a) with respect to Eurodollar Rate Loans and Letters of Credit, a percentage per annum equal to 1.75%; (b) with respect to Loans bearing interest determined by reference to the Base Rate, a percentage per annum equal to 0.75%; and (c) with respect to borrowings under the Cash Management Line of Credit, a percentage per annum equal to 1.75%

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Base Rate calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) make extensions of credit to Borrower under the Cash Management Line of Credit (if applicable), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds one month, the respective dates that fall on each monthly anniversary after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan the last Business Day of each calendar month and the Maturity Date; and (c) as to any borrowing under the Cash Management Line of Credit, as specified in the Autoborrow Service Agreement and on the Maturity Date.

“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of a Committed Loan or an extension of credit to Borrower under the Cash Management Line of Credit.

“Loan Documents” means this Agreement, each Issuer Document, each Collateral Document, the Guaranties, the Autoborrow Service Agreement and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing the Loans or any other Obligations.

“Maturity Date” means with respect to all Obligations, February 22, 2016 or such earlier date as payment of the remaining outstanding principal amount of the Loans or of all remaining and outstanding Obligations shall be due (whether by acceleration or otherwise).

“Outstanding Amount” means, on any date, (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts; and (iii) with respect to the Cash Management Line of Credit on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments under the Cash Management Line of Credit occurring on such date.

“Permitted Acquisition” means any Acquisition that satisfies the following conditions, each in form and substance reasonably satisfactory to the Agent:

(a)        the aggregate consideration (including Indebtedness assumed) of such Acquisition, together with all other Acquisitions consummated after the Fourth Amendment Effective Date, shall not exceed (i) $12,500,000 in any fiscal year, and (ii) $40,000,000 during the remaining term of the Agreement;

(b)        for all Acquisitions during any period:

(i)        in the case of an Acquisition of Equity Interests, (A) the board of directors (or other comparable governing body) of such other Person(s) shall have approved the Acquisition, and (B) the aggregate Adjusted EBITDA of all such other Person(s) acquired after the Fourth Amendment Effective Date shall not be less than negative $5,000,000 for the trailing twelve-month period preceding the date of each such Acquisition; and

(ii)        (A) no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto, (B) the Parent and its Subsidiaries shall be in compliance with the financial covenants hereunder after giving effect to the Acquisition (and the assumption of any Indebtedness in connection therewith) on a pro forma basis, and (C) at least twenty (20) Business Days prior to the consummation of such Acquisition, a Responsible Officer of the Parent shall provide a compliance certificate, in form and substance satisfactory to the Agent, affirming compliance with each of the items set forth in clauses (A) through (C) hereof (as applicable).

“Request for Credit Extension” means, (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a L/C Application and (c) with respect to a borrowing under the Cash Management Line of Credit, an automatic transfer of funds under the Cash Management Line of Credit to the deposit account of the Borrower pursuant to the Autoborrow Service Agreement.

2.3        Section 2.01 of the Credit Agreement is hereby amended by deleting clause (ii) in its entirety and replacing it with the following:

“(ii) the aggregate Outstanding Amount of the Loans of any Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment.”

2.4        Section 2.06 of the Credit Agreement is hereby amended by deleting clause (a) of the proviso in its entirety and replacing it with the following:

“(a) the aggregate of all such net cash proceeds in any fiscal year is less than $2,500,000, or ”

2.5         Section 2.07(a) of the Credit Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each borrowing under the Cash Management Line of Credit shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the BBA LIBOR Daily Floating Rate plus the Applicable Rate.”

2.6        Section 2.08 of the Credit Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“2.08 Fees. Borrower shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to 0.40% per annum calculated on the Available Commitment. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV are not met, and shall be due and payable quarterly in arrears on the last Business Day of each quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears (based upon the average daily Available Commitment during such quarter).”

2.7        Section 4.02 of the Credit Agreement is hereby amended by deleting the first sentence of such section in its entirety and replacing it with the following:

“The obligation of the L/C Issuer and each Lender to honor any Request for Credit Extension is subject to the following conditions precedent (except with respect to a Request for Credit Extension for a borrowing under the Cash Management Line of Credit, in which case only subsections 4.02(a) and 4.02(b) hereunder and the conditions precedent set forth in the Autoborrow Service Agreement shall apply):”

2.8        Section 6.12(a) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

“(a) Minimum Adjusted EBITDA. The Parent and its Subsidiaries, on a consolidated basis, will be required to maintain a minimum Adjusted EBITDA which will be measured quarterly on a rolling four quarter basis as follows:

Each Quarter Ending During the Period	Minimum TTM Adjusted EBITDA
January 1, 2010 through December 31, 2010	$53 million

January 1, 2011 through December 31, 2011	$55 million

January 1, 2012 through December 31, 2012	$57 million

January 1, 2013 through December 31, 2013	$65 million

January 1, 2014 through December 31, 2014	$75 million

January 1, 2015 through Maturity Date	$85 million

2.9        Section 6.12(c) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

“(c)        Maximum Capital Expenditures. The Parent, together with its Subsidiaries on a consolidated basis, shall not spend or incur obligations (including the total amount of any Capital Leases entered into in any fiscal year) to acquire fixed assets for more than the amounts specified below for each fiscal year ending on the date specified below:

For the Year Ending	Maximum Capital Expenditures

December 31, 2010	$70 million

December 31, 2011	$92 million

December 31, 2012	$94 million

December 31, 2013	$98 million

December 31, 2014	$101 million

December 31, 2015 and each year thereafter	$106 million

Such portion of permitted capital expenditures not spent in the applicable year may be carried forward to the subsequent year, provided that such carried forward amount shall be deemed the first amounts spent in such year.”

2.10      Section 7.03 of the Credit Agreement is hereby amended by deleting subsection (j) in its entirety and replacing it with the following:

“(j)        other secured and unsecured Indebtedness in an aggregate amount not to exceed $2,500,000 at any one time.”

2.11      Section 8.01(e) of the Credit Agreement is hereby amended by deleting the amount of $1,000,000.00 in clause (i) and replacing such amount with $2,000,000.

2.12      Schedules 1, 2.01, 5.06, 5.09, 5.13, 5.19, 5.26, 7.01, 7.03 and 10.02 to the Credit Agreement are hereby amended by deleting each such schedule in its entirety and replacing it with the Schedules 1, 2.01, 5.06, 5.09, 5.13, 5.19, 5.26, 7.01, 7.03 and 10.02 attached hereto, and references in

Sections 5.13 and 5.19 of the Credit Agreement to the “Closing Date” and references in Sections 7.01(b) and 7.03(b) to “the date hereof” shall be deemed to be amended to refer to the Fourth Amendment Effective Date.

2.13        Section 5(h) of the Security Agreement is hereby amended by adding the following at the end of such section:

“(h)        Control. Maintain its primary depositary relationships with Bank of America, N.A and execute and deliver all agreements, assignments, instruments or other documents as the Administrative Agent shall reasonably request for the purpose of obtaining and maintaining control within the meaning of the UCC with respect to any Collateral consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper. Notwithstanding the foregoing, account control agreements shall not be required for Deposit Accounts established by the Grantors with institutions other than Bank of America, N.A., so long as the aggregate outstanding balance of funds on deposit in all such Deposit Accounts for all Grantors combined does not exceed $50,000 at any time (excluding amounts maintained in such Deposit Accounts from which cash is automatically transferred to a Deposit Account maintained with Bank of America, N.A. on a daily basis)”

3.        No Other Modification. Notwithstanding the agreement of the Agent and Lender to the terms and provisions of this Amendment, the Loan Parties acknowledge and expressly agree that the amendments contained in Section 2, are limited to the extent expressly set forth herein and shall not constitute a modification of the Credit Agreement or any other Loan Documents or a course of dealing at variance with the terms of the Credit Agreement or any other Loan Documents (other than as expressly set forth above) so as to require further notice by the Agent or the Lender, or any of them, of its or their intent to require strict adherence to the terms of the Credit Agreement and the other Loan Documents in the future. All of the terms, conditions, provisions and covenants of the Credit Agreement and the other Loan Documents shall remain unaltered and in full force and effect except as expressly modified by this Amendment. The Credit Agreement and each other Loan Document shall be deemed modified hereby solely to the extent necessary to give effect to this Amendment.

4.        Representations and Warranties. The Borrower and each other Loan Party hereby represent and warrant to and in favor of the Agent as follows:

(a)        each representation and warranty set forth in Article V of the Credit Agreement, after giving effect to this Amendment, is hereby restated and affirmed as true and correct in all material respects as of the date hereof, except to the extent (i) previously fulfilled in accordance with the terms of the Credit Agreement or (ii) relating specifically to the Closing Date or otherwise inapplicable;

(b)        the Borrower and each other Loan Party has the power and authority (i) to enter into this Amendment, and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it;

(c)        this Amendment has been duly authorized, validly executed and delivered by one or more Responsible Officers of the Loan Parties, and constitutes the legal, valid and binding obligations of the Loan Parties, enforceable against the Loan Parties in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, and (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors’ rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of any of the Loan Parties);

(d)        the execution and delivery of this Amendment and performance by the Loan Parties under the Credit Agreement, as amended hereby, does not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Loan Parties which has not already been obtained, nor be in contravention of or in conflict with the organizational documents of the Loan Parties, or any provision of (i) any statute, judgment or order, or (ii) any material indenture, instrument, agreement, or undertaking, to which the Loan Parties are party or by which the Loan Parties’ assets or properties are bound; and

(e)        no Default exists both before and after giving effect to this Amendment, and there has been no Material Adverse Effect both before and after giving effect to this Amendment.

5.        Conditions Precedent to Effectiveness of Amendment. The effectiveness of this Amendment is subject to Agent’s receipt of each of the following, each in form and substance satisfactory to Agent:

(a)        the Loan Parties’ executed signature page(s) to this Amendment;

(b)        a Second Amended and Restated Note executed by Borrower in favor of Lender in the principal amount of $75,000,000;

(c)        such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment, the Agreement and the other Loan Documents to which such Loan Party is a party;

(d)        such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(e)        a favorable opinion of Friedman Kaplan Seiler & Adelman LLP, counsel to the Loan Parties, addressed to Agent and each Lender concerning the Loan Parties and the Loan Documents;

(f)        a certificate of a Responsible Officer of each Loan Party either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required;

(g)        a certificate signed by a Responsible Officer of Borrower certifying (i) that the conditions specified in Sections 4.02(a) and (b) of the Agreement and this Amendment have been satisfied, and (ii) that there has been no event or circumstance since December 31, 2009 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(h)        evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and remains in effect;

(i)        evidence that the Liens in favor of Agent are valid, enforceable, properly perfected in a manner acceptable to Agent and prior to all others’ rights and interests, except those Agent consents to in writing;

(j)        three years projected financials for the Loan Parties on a consolidated and consolidating basis (to include an income statement for the fiscal years ending 2011, 2012, and 2013);

(k)        a Reaffirmation Agreement, duly executed and delivered by each Loan Party in favor of Agent and Lenders;

(l)        a joinder agreement, duly executed and delivered by Aretta in favor of Agent and Lenders;

(m)        an Autoborrow Service Agreement, duly executed and delivered by the Borrower and Bank of America, N.A.;

(n)        certificates representing 100% of the Equity Interests of Aretta accompanied by duly executed instruments of transfer or assignment in blank;

(o)        payment of all fees and expenses described in that certain Second Amended and Restated Agreement Regarding Fees dated as of the date hereof between Borrower and Agent in immediately available funds;

(p)        such joinder agreements, security agreements, pledge agreements, updated schedules thereof and other documentation, as the Agent may require, duly executed and completed;

(q)        a Notice of Grant of Security Interest in Trademarks, (ii) a Notice of Grant of Security Interest in Patents and (iii) a Notice of Grant of Security Interest in Copyrights, duly executed, completed and delivered by the applicable Loan Parties with respect to the trademarks, trademark applications, copyrights, patents and patent applications acquired pursuant to the Aretta Stock Purchase and the Maximum Asset Purchase;

(r)        such agreements, assignments, instruments or other documents as Agent shall reasonably request for the purpose of obtaining and maintaining control within the meaning of the UCC with respect to any Collateral consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper;

(s)        a certificate of a Responsible Officer of such Loan Party, either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party and the transactions contemplated in connection with the Aretta Consent and the Maximum Consent, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required;

(t)        evidence, including, but not limited to, UCC-3 termination statements filed in connection with the Maximum Asset Purchase and the Aretta Stock Purchase, that the Liens in favor of Agent are valid, enforceable, properly perfected in a manner acceptable to Agent and prior to all others’ rights and interests, except those Agent consents to in writing;

(u)        evidence that Borrower and each other Loan Party maintains its primary depositary relationships with Bank of America, N.A; and

(v)        such other assurances, certificates, documents, consents or opinions as Agent or Lenders reasonably may require.

6.        Effect of Amendment; No Novation. Except as expressly set forth herein, the Credit Agreement shall remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligation of the Loan Parties to the Agent and Lender, and the Loan Parties hereby restate, ratify and reaffirm each and every term and condition set forth in the Credit Agreement, as amended hereby. The terms of this Amendment are not intended to and do not serve as a novation as to the Credit Agreement or the Note or the indebtedness evidenced thereby. The parties hereto expressly do not intend to extinguish any debt or security interest created pursuant to the Credit Agreement or any document executed in connection therewith. Instead it is the express intention to affirm the Credit Agreement and the security created thereby.

7.        Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.        Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

9.        GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

10.        Waiver, Release and Disclaimer. To induce the Lender and the Agent to enter into this Amendment, the Loan Parties hereby waive and release any claim, defense, demand, action or suit of any kind or nature whatsoever against the Lender or the Agent arising on or prior to the date of this Amendment in connection with the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated thereunder, except that this Section 10 shall not waive or release any of the Lender’s or the Agent’s contractual obligations under the Credit Agreement or any of the other Loan Documents.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BORROWER:	CBEYOND COMMUNICATIONS, LLC, a Delaware limited liability company

	By:	/s/ James F. Geiger
	Name:	James F. Geiger
	Title:	Chief Executive Officer

ADDITIONAL LOAN PARTIES:	CBEYOND, INC., a Delaware corporation

	By:	/s/ James F. Geiger
	Name:	James F. Geiger
	Title:	Chief Executive Officer

ARETTA COMMUNICATIONS, INC.,
a Delaware corporation

	By:	/s/ Michael A. Rand
	Name:	Michael A. Rand
	Title:	Chief Executive Officer

AGENT AND LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Thomas M. Paulk
	Name:	Thomas M. Paulk
	Title:	Senior Vice President

SCHEDULE 1

Certain Parent Shareholders

VantagePoint Venture Partners and its Affiliates VantagePoint Venture Partners III(Q), LP; VantagePoint Venture Partners III, LP; VantagePoint Venture Partners IV(Q), LP; VantagePoint Ventures Partners IV, LP; and VantagePoint Venture Partners IV Principals Fund, LP. VantagePoint Venture Partners III(Q), LP, VantagePoint Venture Partners III, LP, VantagePoint Venture Partners IV(Q), LP, VantagePoint Ventures Partners IV, LP and Venture Partners IV Principals Fund, LP are part of an affiliated group of investment partnerships commonly controlled by VantagePoint Venture Partners.

SCHEDULE 2.01

Commitments

Lender	Lender’s Commitment	Percentage
Bank of America, N.A.	$75,000,000.00	100%

SCHEDULE 5.06

Litigation

NONE

SCHEDULE 5.09

Environmental Matters

NONE

SCHEDULE 5.13

Subsidiaries and Other Equity Investments

NAME	STATE (DATE OF FORMATION)	FEIN
Cbeyond, Inc.	Delaware (3/22/2000)	59-3636526
Cbeyond Communications, LLC	Delaware (10/22/1999)	59-3608337
Aretta Communications, Inc.	Delaware (5/2/2006)	20-4851512

* The entity represented by FEIN 59-3636526 changed the name from “Cbeyond Communications, Inc.” to “Cbeyond, Inc.” in June 2006.

All of the above entities have as their principal place of business the offices located at 320 Interstate North Parkway; Suite 300; Atlanta, GA 30339.

SCHEDULE 5.19

Leases

The Borrower has entered into operating leases as lessee with respect to the following real properties:

Company Headquarters:

(1)  320 Interstate North Parkway; Atlanta, GA

          - Suites 100, 200, 300, 400, 495, 500, 501, 550

(2)  340 Interstate North Parkway; Suites 100, 150, 155, 160, 440, 450, 460, 470; Atlanta, GA

(3)  360 Interstate North Parkway; Suite 200, Atlanta, GA

Atlanta Branches & Data Centers:

(4)  360 Interstate North Parkway; Suite 600; Atlanta, GA

(5)  56 Marietta Street NW; Atlanta, GA

(6)  1140 Hammond Drive; Atlanta, GA

(7)  6620 Bay Circle, Norcross, GA (Bay Colony)

Dallas Branches & Data Centers:

(8)  Heritage Square I, Suite 900; Dallas, TX

(9)  Heritage Square I, Suite 230; Dallas, TX

(10)  1950 Stemmons Freeway; Dallas, TX

(11)  5601 Bridge Street, Suite 450, Ft Worth, TX

Denver Branches & Data Centers:

(12)  1500 Champa; Suite B-300; Denver, CO

(13)  3131 S. Vaughn Way; Suite 400; Aurora (Cherry Creek), CO

(14)  544 Mark Dabling Blvd, Colorado Springs, CO

(15)  1715 Ironhorse Dr, Longmont, CO

(16)  360 Inverness Drive, Englewood CO

Houston Branches:

(17)  One Riverway; Suite 200; Houston, TX

Chicago Branches:

(18)  1520 Kensington Rd.; Suite 300; Oakbrook and Oakbrook Expansion; Chicago, IL

Los Angeles Branches:

(19)  879 W. 190th Street; Suite 1200; Los Angeles, CA

(20)  2400 East Katella Ave, Anaheim, CA (Stadium Towers)

San Diego Branches:

(21)  6256 Greenwich Drive; Suite 400, 410 Governor Executive Centre; San Diego, CA

Detroit Branches:

(22) 27555	Farmington Road; Suite 100 Citiplace Center; Farmington Hills, MI

Bay Area Branches:

(23)   2055 Laurelwood Road, Suite 200, Santa Clara, CA

(24)  2033 N. Main Street, Suite 500, Walnut Creek, CA

Miami Branches:

(25)  3601 SW 160th Avenue, Suite 400, Miramar, FL

Minneapolis Branches:

(26)  7900 78th Street West, Suite 350 & 8000 78th Street West, Edina, MN

Washington DC Branches:

(27)  11107 Sunset Hills Rd., Suite 100, Reston, VA

Seattle Branches:

(28)  3545 Factoria Blvd., Suite 200, Bellevue, WA

Boston Branch:

(29)  1 Burlington Woods Drive, Suite 310, Burlington, MA

Cbeyond Leased Collos (former Aretta Collos):

(30)  55 Marietta Street NW, Atlanta, GA

(31)  4495 E Sahara Ave., Las Vegas, NV

(32)  835 Oak Creek Dr., Lombard, IL

Kentucky Branch (former MaximumASP DC):

(33)  2080 Nelson Miller Parkway, 1st Floor, Louisville, KY

(34)  1808 Swift Drive, Building C, Oak Brook, IL 60523

The Borrower has entered into the following capital leases as lessee:

NONE

SCHEDULE 5.26

Labor Disputes; Acts of God

NONE

SCHEDULE 7.01

Existing Liens

Certain office equipment (such as copiers) and furniture are leased.

SCHEDULE 7.03

Existing Indebtedness

NONE

SCHEDULE 10.02

Administrative Agent’s Office, Certain Addresses for Notice

If to AGENT or LENDER:

Bank of America, N.A.

600 Peachtree Street

GA1-006-13-15

Atlanta, GA 30308

Attention: Thomas M. Paulk

Fax: 404-607-6343

Email: #####

If to Borrower or any other Loan Party:

Cbeyond Communications, LLC

320 Interstate North Parkway

Suite 300

Atlanta, GA 30339

Attention: J. Robert Fugate, CFO and Kurt Abkemeier, VP Finance and Treasurer

Fax: 678-424-2501

Email: #####